UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 10, 2003
Date of Report (Date of earliest event reported)

EXABYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2108 - 55th Street
Boulder, Colorado 80301
(Address of principal executive offices)

(303) 442-4333
Registrant's telephone number, including area code

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Regulation FD Disclosure.

The Company and Silicon Valley Bank entered into a Loan and Security Agreement dated June 18, 2002, which was modified by several amendments dated September 26, 2002, February 14, 2003, April 27, 2003 and July 18, 2003 (collectively, "Loan Agreement"). The Loan Agreement was scheduled to expire on September 30, 2003. The parties entered into an Extension Agreement on September 30, 2003 to extend the term of the Loan Agreement until October 10, 2003 and to allow the parties to finalize negotiations for a Fifth Modification Agreement, including a Second Amended and Restated Schedule to Loan and Security Agreement. The parties entered into the Fifth Modification Agreement on October 9, 2003, with an effective date of October 10, 2003. The term of the loan is 24 months and is scheduled to mature on September 30, 2005.

The Modification Agreement provides for the same $20,000,000 borrowing facility for the Company, which includes $2,750,000 in overadvance guaranties extended for the benefit of the Company by certain shareholders, and provides for borrowings on 70% of the Company's eligible accounts receivables plus certain advances (until the earlier of January 31, 2004 or the closing of a fundraising event) against the Company's inventory. The Fifth Modification Agreement also revised the provisions of certain financial covenants for the Company during the term of the agreement. Should the Company default on any of the covenants, it would be considered in material default of the Loan Agreement. The Company did not revise any of the terms of the agreements with the guarantors of the existing overadvance facilities in connection with this transaction.

The initial interest rate under the Modification Agreement is prime + 5.25% per annum. Upon the occurrence of certain events, the interest rate may be adjusted downward as far as prime + 1%.

Item 7. Financial Statements and Exhibits
10.1	Fifth Modification Agreement dated as of October 10, 2003, by and between Silicon Valley Bank and the Company
10.2

Form of Overadvance Guarantor Consent with Builder Investment Partnership, Meritage Private Equity Fund, L.P., Tom Ward and Crestview Capital Fund II, L.P., which is attached to the Fifth Modification Agreement referenced in Exhibit 10.17.03

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)

Date	October 17, 2003	By	/s/ Amy J. Perius
Amy J. Perius
Corporate Secretary

EXHIBIT INDEX

10.1	Fifth Modification Agreement dated as of October 10, 2003, by and between Silicon Valley Bank and the Company
10.2

Form of Overadvance Guarantor Consent with Builder Investment Partnership, Meritage Private Equity Fund, L.P., Tom Ward and Crestview Capital Fund II, L.P., which is attached to the Fifth Modification Agreement referenced in Exhibit 10.17.03